Livewire Ergogenics Closes Short Term Loan and Retains JS Barkats PLLC

as Outside Securities Counsel

December 2, 2015 – LiveWire Ergogenics, Inc. (OTCPINK: LVVV) a performance nutrition company, announced today the closing of a short term bridge loan with Sunny Sky, LLC. In the amount of $30,000. The Note was issued on November 17, 2015 and closed on November 30, 2015. The Note shall mature May 17, 2016 and the noteholder has been also granted an equity position valued at $50,000 to be issued in restricted common shares to Sunny Sky, LLC or its designees.

In anticipation of securing its vision for the future, LiveWire Ergogenics, Inc. is also proud to announce the retention of JS Barkats PLLC, a full-service law firm based in New York City. Mr. Barkats the firm’s founder is a top 5% best Corporate Securities, and Capital Markets attorney according to Thomson Reuters’ Subsidiary SuperLawyers® for 2014, and he was recently named one of the most enterprising attorneys by Smart CEO Magazine for 2015.

“Mr. Barkats has a strong reputation on Wall Street representing companies similar to LiveWire, and JSBarkats is the type of law firm we need to get us to the next level. We feel JS Barkats will be material in providing ongoing quality counsel and assist us with executing critical strategies within our 2016 business plan. We’re honored to have the opportunity to work with Mr. Barkats and his team at JS Barkats.” stated, Bill Hodson, CEO of LifeWire Ergogenics, Inc.

About JSBarkats: JSBarkats, PLLC is a dynamic, full-service law firm headquartered in the heart of New York specializing in corporate, capital markets and securities law, complex commercial litigation, business immigration and I.P as well as start-up and crowdfunding under Regulation A+ and the JOBS act. JSBarkats principally represents both established and publicly- traded emerging-growth companies in a wide variety of industries, including healthcare and biotech. With 23 attorneys located in New York and affiliated offices, in Israel and France the firm caters to investors, entrepreneurs and small cap companies structuring offerings and facilitating capital formation. www.JSBarkats.com | Ph: (646) 502-7001 | Email: info@jsbarkats.com.

About LiveWire Ergogenics, Inc:LiveWire Ergogenics Inc. (LVVV), through its wholly owned subsidiary LiveWire MC2, produces and markets value added nutritional dietary supplements in the form of a soft chew, targeting the amateur and professional athletics community, the health conscience consumer, and the active lifestyle culture. LiveWire, based in Yorba Linda, California, was formed in 2008 to market and monetize several innovations in the supplemental nutritional delivery systems. LiveWire’s strength in research and development is market driven and scaled for rapid expansion. The LiveWire Energy Chew is an example of meeting consumer demand for a boost of vigor and energy, while offering a low sugar, convenient, portable alternative to a bulky packaged beverage. All products are available for purchase at thousands of retail outlets nationwide and online at: http://www.livewireenergy.com

FOOD AND DRUG ADMINISTRATION (FDA) DISCLOSURE

These statements have not been evaluated by the FDA and are not intended to diagnose, treat or cure any disease.

FORWARD-LOOKING DISCLAIMER

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company’s development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Contact:

INVESTOR RELATIONS

Bill Hodson

T: 714-740-5144